FOR IMMEDIATE RELEASE

Columbia Laboratories Transfers NDA for Progesterone Vaginal Gel 8% to Watson Pharmaceuticals

LIVINGSTON and PARSIPPANY, NJ- February 13, 2012 - Columbia Laboratories, Inc. (Nasdaq: CBRX), and Watson Pharmaceuticals, Inc. (NYSE: WPI), today announced that Columbia has transferred the new drug application for progesterone vaginal gel 8% for use in the reduction of risk of preterm birth in women with a singleton gestation and a short uterine cervical length in the mid-trimester of pregnancy (NDA 22-139) to Watson.

Watson has full rights and regulatory responsibility for all activities and sponsor obligations relating to this application as of February 10, 2012. The companies indicated that Watson is continuing to work with FDA in support of the review of the NDA.

The March 2010 Purchase and Collaboration Agreement between Columbia and Watson contemplates the transfer of the NDA. There are no incremental payments associated with the transfer, and Columbia maintains its financial interest in the product and its role in the companies' Joint Development Committee.
“We continue to enjoy a strong working relationship with Watson, and believe this is the appropriate time to transfer the NDA,” said Frank Condella, President and CEO of Columbia Laboratories, Inc. “As a result of this action, shareholders and other stakeholders can be assured that Watson will provide the resources available, as a result of its position as a $4.6 billion global pharmaceutical industry leader, to support continued progress of this application.”
The FDA is expected to take action on the NDA by February 26, 2012.
About Watson Pharmaceuticals
Watson Pharmaceuticals, Inc. is a leading integrated global pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women's Health. Watson has operations in many of the world's established and growing international markets. For press release and other company information, visit Watson Pharmaceuticals' Web site at http://www.watson.com.
About Columbia Laboratories
Columbia Laboratories, Inc. is developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company has developed and sold six products for the U.S. market including CRINONE® (progesterone gel), for which Columbia receives royalties on annual net sales from Watson Pharmaceuticals. CRINONE is commercialized outside the U.S. by Merck Serono. Columbia's press releases and other company information are available online at http://www.columbialabs.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “intends,” “believes,” “expects,” “anticipates,” “potential,” “could,” “would,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: success in obtaining timely approval, if any, of a new drug application (NDA) by the U.S. Food and Drug Administration (FDA) for progesterone vaginal gel 8% for the Preterm Birth indication; the timing and level of success of a future product launch, if any; successful development of a next-generation vaginal progesterone product; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations, including Medicaid; the ability to obtain and enforce patents and other intellectual property rights; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's and Watson's reports filed with the SEC, including, but not limited to, their respective Annual Reports on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the period ended September 30, 2011. Neither Columbia nor Watson undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.
CRINONE® is a registered trademark of Watson Pharmaceuticals, Inc.
Contacts

For Columbia Laboratories, Inc.	For Watson Pharmaceuticals, Inc.
Investors	Investors
Lawrence A. Gyenes	Patty Eisenhaur
SVP, Chief Financial Officer & Treasurer	VP, Investor Relations and Corp. Comm.
Columbia Laboratories, Inc.	(862) 261-8141
(973) 486-8860
--or--	Media
Seth Lewis	Charlie Mayr
VP, The Trout Group LLC	SVP, Corporate Affairs
(646) 378-2952	(862) 261-8483

Media
Amy Raskopf
President, Raskopf Communications, LLC
(917) 673-5775
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